                                                                     EXHIBIT 4.5


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                                 LOAN AGREEMENT

                          DATED AS OF FEBRUARY 1, 2001

                                      AMONG

                            SUNLINK HEALTHCARE CORP.

                                  AS BORROWER,

                             FULCRUM ADVISORY, LLC,
           GENEVA ASSOCIATES MERCHANT BANKING PARTNERS I, L.L.C., AND
                   CRUMPLER INVESTMENT MANAGEMENT CO., L.L.C.

                                 AS LENDERS, AND

                FULCRUM ADVISORY, LLC, AS AGENT FOR SUCH LENDERS



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


                                Table of Contents

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
ARTICLE I         DEFINITIONS; CONSTRUCTION.......................................................................1
         Section 1.01.     Definitions............................................................................1
         Section 1.02.     Accounting Terms and Determinations...................................................11
         Section 1.03.     Other Definitional Terms..............................................................11


ARTICLE II        LOAN FACILITY..................................................................................11
         Section 2.01.     Loans.................................................................................11
         Section 2.02.     Interest Rate; Default Rate...........................................................12
         Section 2.03.     Maturity..............................................................................12
         Section 2.04.     Optional Prepayment...................................................................12
         Section 2.05.     Mandatory Prepayments.................................................................12
         Section 2.06.     Use of Proceeds.......................................................................13


ARTICLE III       GENERAL CREDIT TERMS...........................................................................13
         Section 3.01.     Fees..................................................................................13
         Section 3.02.     Payments..............................................................................13
         Section 3.03.     Application of Payments...............................................................14
         Section 3.04.     Loan Account..........................................................................14
         Section 3.05.     Agreements Regarding Interest and Other Charges.......................................14
         Section 3.06.     Release of Liens......................................................................15
         Section 3.07.     Filing of Non-Georgia Mortgages.......................................................15


ARTICLE IV        CONDITIONS PRECEDENT...........................................................................15
         Section 4.01.     Conditions Precedent..................................................................15


ARTICLE V         REPRESENTATIONS AND WARRANTIES.................................................................18
         Section 5.01.     Organization; Subsidiaries; Authorization; Valid and Binding Obligations..............18
         Section 5.02.     Financial Statements..................................................................18
         Section 5.03.     Initial Capitalization................................................................19
         Section 5.04.     Actions Pending.......................................................................19
         Section 5.05.     Title to Properties; Real Property....................................................19
         Section 5.06.     Taxes.................................................................................19
         Section 5.07.     Conflicting Agreements and Other Matters..............................................19
         Section 5.08.     ERISA.................................................................................19
         Section 5.09.     Governmental Consent..................................................................20
         Section 5.10.     Compliance with Laws and Regulations..................................................20


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                                Table of Contents
                                   (continued)

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
         Section 5.11.     Possession of Licenses, Leases, Franchises, Etc.......................................20
         Section 5.12.     Environmental Compliance..............................................................20
         Section 5.13.     Solvency..............................................................................20
         Section 5.14.     Acquisition Documents and Seller Loan Documents.......................................20
         Section 5.15.     Disclosure............................................................................20
         Section 5.16.     Insurance.............................................................................21
         Section 5.17.     Private Offering......................................................................21
         Section 5.18.     Incorporation.........................................................................21


ARTICLE VI        AFFIRMATIVE COVENANTS..........................................................................21
         Section 6.01.     Reporting Requirements................................................................21
         Section 6.02.     Inspection of Property................................................................23
         Section 6.03.     Books and Records.....................................................................23
         Section 6.04.     Maintenance of Insurance..............................................................23
         Section 6.05.     Maintenance of Corporate Existence....................................................24
         Section 6.06.     Accreditation and Licensing...........................................................24
         Section 6.07.     Maintenance of Properties, Licenses, Etc..............................................24
         Section 6.08.     Payment of Taxes and Claims...........................................................24
         Section 6.09.     Type of Business......................................................................24
         Section 6.10.     Compliance with Laws, Contracts, Etc..................................................25
         Section 6.11.     Further Assurances....................................................................25


ARTICLE VII       NEGATIVE COVENANTS.............................................................................25
         Section 7.01.     Indebtedness..........................................................................25
         Section 7.02.     Liens.................................................................................26
         Section 7.03.     Restricted Payments...................................................................26
         Section 7.04.     Merger, Consolidation, Sales of Assets................................................26
         Section 7.05.     Purchase of Assets and Investments; New Subsidiaries; Joint Ventures..................26
         Section 7.06.     Transactions with Affiliates..........................................................27
         Section 7.07.     ERISA Matters.........................................................................27
         Section 7.08.     Fiscal Year Change....................................................................27
         Section 7.09.     Use of Proceeds.......................................................................27
         Section 7.10.     Amendments or Waivers.................................................................27


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                                Table of Contents
                                   (continued)

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

ARTICLE VIII         EVENTS OF DEFAULT...........................................................................27
         Section 8.01.     Events of Default.....................................................................27
         Section 8.02.     Remedies..............................................................................29


ARTICLE IX        THE AGENT......................................................................................30
         Section 9.01.     Appointment and Authorization.........................................................30
         Section 9.02.     Agent and Affiliates..................................................................30
         Section 9.03.     Action by Agent.......................................................................30
         Section 9.04.     Consultation with Experts.............................................................30
         Section 9.05.     Liability of Agent....................................................................30
         Section 9.06.     Indemnification.......................................................................31
         Section 9.07.     Credit Decision.......................................................................31
         Section 9.08.     Successor Agent.......................................................................31


ARTICLE X         MISCELLANEOUS..................................................................................31
         Section 10.01.    Notices...............................................................................31
         Section 10.02.    No Waiver; Remedies Cumulative........................................................32
         Section 10.03.    Payment of Expenses; Indemnity........................................................32
         Section 10.04.    Successors and Assigns; Sale of Interest..............................................33
         Section 10.05.    Amendments and Waivers................................................................33
         Section 10.06.    Actions by Required Lenders...........................................................33
         Section 10.07.    Time of Essence.......................................................................33
         Section 10.08.    Governing Law.........................................................................34
         Section 10.09.    Counterparts..........................................................................34
         Section 10.10.    Survival..............................................................................34
         Section 10.11.    Severability..........................................................................34
         Section 10.12.    Independence of Covenants.............................................................34
         Section 10.13.    Headings Descriptive..................................................................34
         Section 10.14.    Termination of Agreement..............................................................34
         Section 10.15.    Entire Agreement......................................................................34
         Section 10.16.    Demand Obligations....................................................................34
         Section 10.17.    Designation as Senior Indebtedness....................................................35
         Section 10.18.    Jury Trial Waiver; Consent to Forum...................................................35
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                                Table of Contents
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                                   (continued)

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

EXHIBITS

A-1      -        Form of Term Loan Note (Fulcrum)
A-2      -        Form of Term Loan Note (Geneva)
A-3      -        Form of Term Loan Note (Cimco)
B-1      -        Form of Security Agreement
B-2      -        Form of Subsidiary Security Agreement
C-1      -        Form of Stock Pledge Agreement
C-2      -        Form of Subsidiary Stock Pledge Agreement
D        -        Form of Subsidiary Guaranty Agreement
E        -        Form of Assignment of Acquisition Rights
F-1      -        Form of Closing Certificate of Borrower
F-2      -        Form of Closing Certificate of each other Credit Party
G        -        Form of Perfection Certificate
H        -        Form of Deed to Secure Debt and Security Agreement
I        -        Form of Deed of Trust, Security Agreement, Financing Statement and Fixture Filing
                  (Mississippi)
J        -        Form of Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (Alabama)
K        -        Form of Environmental Indemnity Agreement
L        -        Form of Opinion of Counsel


SCHEDULES

5.01     -        Subsidiaries
5.03     -        Capitalization
5.05     -        Real Property
5.16     -        Insurance
7.01     -        Indebtedness
7.02     -        Permitted Liens
10.01    -        Addresses for Notices

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made and entered into as of February 1, 2001 by and between SUNLINK HEALTHCARE CORP., a Delaware corporation (the "BORROWER"), the Lenders party hereto from time to time (the "LENDERS"), and FULCRUM ADVISORY, LLC, a Georgia limited liability company, as Agent for the Lenders (the "AGENT").


                              BACKGROUND STATEMENT

         A. On the Closing Date, the Borrower will acquire all of the Stock of Southern Health Corporation, a Georgia corporation ("SOUTHERN"), Clanton Hospital, Inc., a Delaware corporation ("CLANTON") and Dexter Hospital, Inc., a Delaware corporation ("DEXTER") from NHS, Inc., a Delaware corporation (the "SELLER").

         B. The Borrower has requested that the Lenders make a term loan to the Borrower to partially finance the Acquisition.

         C. The Lenders are willing to make such loan to the Borrower on the terms and subject to the conditions and requirements set forth in this Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and the other Loan Documents, the parties to this Agreement agree as follows:

                                   ARTICLE I

                            DEFINITIONS; CONSTRUCTION

         SECTION 1.01. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "ACQUISITION" means the acquisition by the Borrower of all of the Stock of each of Southern, Clanton, and Dexter from the Seller pursuant to the Acquisition Documents on the Closing Date.

         "ACQUISITION DOCUMENTS" means the Stock Acquisition Agreement and all agreements, instruments and other documents executed in connection therewith to effect the Acquisition.

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Loan Agreement, as amended, supplemented, extended, or otherwise modified from time to time.

         "APPLICABLE INTEREST RATE" means the Prime Rate plus, for each period set forth below, the amount set forth opposite such period:

                  Period                                                Amount
                  ------                                                ------
                  Closing Date through August 1, 2001                     5.5%
                  August 2, 2001 through September 1, 2001               10.5%
                  September 2, 2001 through October 1, 2001              12.5%
                  October 2, 2001 through November 1, 2001               14.5%
                  November 2, 2001 through December 1, 2001              16.5%
                  December 2, 2001 through January 1, 2001               18.5%
                  January 2, 2002 and thereafter                         20.5%

         "ASSET SALE" means, except as provided in the next sentence, (A) any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "TRANSFER"), directly or indirectly, in one or a series of related transactions, of: (i) any Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of any Credit Party (including, without limitation, any hospital owned or operated by any Credit Party); or (iii) any other properties or assets of any Credit Party (including, without limitation, any hospital owned or operated by any Credit Party) other than in the ordinary course of business, or (B) any public offering of any debt or equity securities issued by any Credit Party. For the purposes of this definition, the term "ASSET SALE" shall not include any transfer of properties and assets (a) that is by any Credit Party to another Credit Party in accordance with the terms of this Agreement, (b) that is of obsolete or worn out equipment, inventory or other assets in the ordinary course of business, or (c) the Fair Market Value of which does not exceed $100,000 per year individually or in the aggregate.

         "BANKRUPTCY CODE" means the Bankruptcy Code of 1978, as amended (11 U.S.C.ss.101 et seq.).

         "BORROWER" has the meaning given in the preamble to this Agreement.

         "BUSINESS DAY" means any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia or in Greensboro, North Carolina.

         "CAPITALIZED LEASE OBLIGATIONS" means, for any fiscal period of any Person, any Indebtedness of such Person represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness for purposes hereof shall be the capitalized amount of such obligations as determined on a consolidated basis in accordance with GAAP.

         "CHANGE OF CONTROL" means occurrence of any of the following events (whether or not approved by the board of directors of the Borrower): (i) any "person" or "group" (as such terms are used in Sections 13(d) and 4(d) of the Exchange Act), other than the Parent, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of 50% or more of the total voting power of the then outstanding Voting Stock of the Borrower; provided, however, that any "person" or "group" (as such terms are used in Sections 13(d) and 4(d) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of 50% or more of the total voting power of the then outstanding Voting Stock of the Parent, excluding the effect of any change in beneficial ownership caused by the sale of equity securities (A) offered to the public and registered under the Securities Act of 1933, as amended or (B) sold in transactions exempt from registration to Persons who, after giving effect to such change, individually or as member of a group acting in concert, do not control the Borrower, shall not in and of itself be a Change of Control for purposes of this definition; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board or whose nomination for election by the Stockholders of the Borrower was approved by a vote of more than 50% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Borrower consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its direct or indirect assets to any Person, or any corporation consolidates with or merges into or with the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) no "person" or "group," other than the Parent, owns immediately after such transaction, directly or indirectly, 50% or more of the total voting power of the then outstanding Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation immediately after such transaction; or (iv) any order, judgment or decree shall be entered against the Borrower decreeing the dissolution or split up of the Borrower and such order shall remain undischarged or unstayed for a period in excess of sixty days.

         "CIMCO" means Crumpler Investment Management Co., L.L.C., a Georgia limited liability company.

         "CLANTON" has the meaning given in the Background Statement.

         "CLOSING DATE" means February 1, 2001.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COLLATERAL" means (i) any and all of the property which is pledged or collaterally assigned to the Lenders or in which the Lenders are otherwise granted a Lien to secure the

Obligations pursuant to any of the Security Documents, and (ii) any and all cash and non-cash proceeds of the foregoing.

         "COMMITMENT" means (i) immediately prior to the making of the advances to the Borrower contemplated to be made on the Closing Date, (A) as to Fulcrum, $2,900,000, (B) as to Geneva, $600,000, and (C) as to Cimco, $500,000, and (ii)
thereafter, $0 as to each Lender.

         "COMMITMENT PERCENTAGE" means with respect to any Lender a percentage equal to: (i) when used with respect to any Commitment, such Lender's Commitment divided by the sum of such Commitments of all of the Lenders and (ii) when used with respect to any Loans for which no Commitment remains in effect, the outstanding principal amount of such Lender's Loans divided by the aggregate outstanding principal amount of all Loans.

         "CONTRACTUAL OBLIGATION" of any Person means any provision of any written agreement, instrument, security, or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

         "CREDIT PARTIES" means, collectively, the Borrower and the Guarantors.

         "DEFAULT" means any Event of Default and any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

         "DEFAULT RATE" has the meaning given in Section 2.02.

         "DEXTER" has the meaning given in the Background Statement.

         "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

         "EVENT OF DEFAULT" has the meaning given in ARTICLE VIII.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (or any successor thereto).

         "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of applicable Credit Party acting in good faith evidenced by a board resolution thereof delivered to the Lenders.

         "FULCRUM" means Fulcrum Advisory, LLC.

         "GAAP" means, as in effect from time to time, United States generally accepted accounting principles, consistently applied.

         "GENEVA" means Geneva Associates Merchant Banking Partners I, L.L.C., a North Carolina limited liability company.

         "GEORGIA MORTGAGES" means each Deed to Secure Debt and Security Agreement to secure the Obligations on the real property of any Credit Party located in the state of Georgia.

         "GUARANTORS" means, collectively, all Subsidiaries of the Borrower and all other Persons who execute a Guaranty Agreement in favor of the Agent or the Lenders or otherwise become directly or indirectly obligated to the Agent or the Lenders to repay the Obligations. The Parent is not a Guarantor under this Agreement.

         "GUARANTY AGREEMENTS" means any and all guaranty agreements now or hereafter executed by any Guarantor in favor of the Lenders with respect to any or all of the Obligations, and any modification or replacement thereof or therefor.

         "HEDGING OBLIGATIONS" means, with respect to any Person, the net payment obligations of such Person under (a) interest rate agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations, incurred and paid in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (the amount of any such Indebtedness being deemed to equal the Fair Market Value of such property), (g) all guarantees by such Person of Indebtedness of others (the amount of any such Indebtedness being deemed to equal the maximum amount for which such Person could be liable), (h) all Capitalized Lease Obligations of such Person, (i) all net Hedging Obligations of such Person and (j) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances (other than trade letters of credit). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

         "INVESTMENT" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. Any Hedging Obligation or similar agreement shall constitute an Investment.

         "LENDERS" has the meaning given in the preamble to this Agreement, and includes each such Person's successors and assigns.

         "LIEN" means any mortgage, pledge, security interest, security deposit, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "LOANS" means any and all loans which may be now or hereafter made by any Lender to the Borrower under this Agreement.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Guaranty Agreements, the Security Documents, and each other document or instrument required to be executed or delivered by the Borrower and/or any Guarantor pursuant hereto or thereto.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Credit Parties taken as a whole, (b) the ability of the Credit Parties to perform any of its material obligations under any of the Loan Documents, or (c) the validity or enforceability of any Loan Document.

         "MATURITY DATE" means the date upon which the principal balance of the Loans is due and payable, whether upon the Scheduled Maturity Date, the date the Lenders declare the Obligations to be immediately due and payable pursuant to
SECTION 8.02, or otherwise.

         "NET CASH PROCEEDS" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication) in the form of cash or cash equivalents (including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to any Credit Party)) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties that are the subject of such Asset Sale,
(iv) amounts required to be paid to any Person (other than the Parent or any Credit Party) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Parent or any Credit Party as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Parent or such Credit Party, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve) and (b) with respect to any issuance or sale of Stock or Indebtedness permitted under this Agreement, the proceeds of such issuance or sale in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or Stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Parent or any Credit Party), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "NEW JASPER FACILITY" means the hospital to be built, owned and operated by a Credit Party in Jasper, Georgia, for which a certificate of need has been granted.

         "NON-ESSENTIAL REAL PROPERTY" means real property of the Credit Parties that (i) is not itself, or a part of, any building that is a hospital or the land immediately under any such building or a parking facility for any such building (unless, in the case of any such parking facility, contemporaneously with the applicable Asset Sale, such parking facility is replaced or a building agreement is entered into for its replacement within 30 days of the applicable Asset Sale), (ii) the loss of use of which by the Credit Parties in the ordinary course would not have a material adverse effect on the operations of any hospital or the Credit Parties taken as a whole, and (iii) that is not material to the Credit Parties taken as a whole.

         "NON-GEORGIA MORTGAGES" means the mortgages or deeds of trust to secure the Obligations on the real property of any Credit Party, except the Georgia Mortgages.

         "NOTES" means the promissory notes substantially in the form of EXHIBIT A, executed by Borrower in favor of each Lender to evidence the Loan and includes any renewals, modifications or replacements thereof or therefor.

         "OBLIGATIONS" means, collectively, all amounts now or hereafter owing to the Agent or any Lender by the Borrower arising under or in connection with this Agreement, the Notes, or any other Loan Document, including without limitation, the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, and obligations of the Borrower, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, and any and all renewals, extensions, modifications or refinancings of any of the foregoing.

         "PARENT" means Krug International Corp., a Delaware corporation.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PERFECTION CERTIFICATES" means the Perfection Certificates of even date herewith executed by each Credit Party.

         "PERMITTED ACQUISITION" means any acquisition approved by the Required Lenders in their sole discretion.

         "PERMITTED LIEN" means the following Liens: (a) Liens for taxes (including ad valorem taxes), assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Credit Party in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Credit Party in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or obligations or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, provided that such Liens were not incurred in connection with the borrowing of money or the obtaining of advances; (d) zoning ordinances, easements, licenses, restrictions on the use of real property and minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of such Credit Party or the value of such property; (e) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect; (f) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Credit Party, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Credit Party; (g) Liens created under the Security Documents; (h) Liens created after the date hereof in connection with purchase money Indebtedness expressly permitted under SECTION 7.01(V), provided that such Liens attach only to the assets subject to such purchase money Indebtedness; (i) Liens securing Indebtedness expressly permitted under SECTION 7.01(IV), provided that such Liens attach only to assets comprising the New Jasper Facility; and (j) the other Liens (if any) described on SCHEDULE 7.02 attached hereto to the extent such Liens secured obligations outstanding on the date of this Agreement.

         "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, or other entity, or any government or any agency or political subdivision thereof.

         "PLAN" means any "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any other Credit Party or by any trade or business, whether or not incorporated, which, together with the Borrower or any other Credit Party, is under common control.

         "PRIME RATE" means (with any change in the Prime Rate to be effective as of the opening of business on the date of such change) the rate which Bank of America, N.A. (or any successor thereto) publicly announces from time to time to be its prime rate, prime lending rate, or base rate, as in effect from time to time (or, if Bank of America, N.A. ceases quoting a prime rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent).

         "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA.

         "REQUIRED LENDERS" means at any time Lenders holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans or, if no Loans are outstanding, having at least 51% of the aggregate amount of the Commitments.

         "REQUIREMENT OF LAW" for any Person means the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "RESTRICTED PAYMENT" means (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person (other than a Lender) other than payments of compensation in the ordinary course of business to Stockholders who are employees of such Person; (f) any payment or prepayment on account of the principal of, premium, if any, or interest, fees, or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, or similar payment and any claim for rescission with respect to, any Indebtedness convertible into such Person's Stock, or on any Indebtedness subordinated in right of payment to the Obligations, including without limitation any payment, repurchase, or prepayment on account of the Seller Debt, and (g) any payment of management or servicing fees (or other fees of a similar nature) by such Person to any Stockholder (other than a Lender) of such Person or any Affiliate of such Stockholder.

         "SCHEDULED MATURITY DATE" means February 1, 2002.

         "SECURITY AGREEMENT" means the Security Agreement, dated of even date herewith, executed by the Borrower in favor of the Agent, on behalf of itself and the Lenders.

         "SECURITY DOCUMENTS" means any and all security agreements, pledge agreements, collateral assignments, mortgages or similar agreements, whether now existing or hereafter executed, executed by any Credit Party in favor of the Agent or any Lender securing any or all of the Obligations, and any modifications or replacements thereof or therefor.

         "SELLER" has the meaning given in the Background Statement.

         "SELLER DEBT" means all obligations of any Credit Party arising under the Seller Loan Documents or the Acquisition Documents.

         "SELLER LOAN AGREEMENT" means the Loan Agreement among the Borrower, its Subsidiaries, and the Seller, dated of even date herewith.

         "SELLER LOAN DOCUMENTS" means the Seller Loan Agreement and any other agreement, note, or other document evidencing, securing, guaranteeing, or otherwise related to the Seller Debt.

         "SOLVENT" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

         "SOUTHERN" has the meaning given in the Background Statement.

         "STOCK" means all shares, options, warrants, limited liability company interests, general or limited partnership interests, or other equity interests (regardless of how designated) of or in a corporation, limited liability company, partnership or similar entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 under the Exchange Act).

         "STOCK ACQUISITION AGREEMENT" means the Stock Acquisition Agreement by and between the Seller and the Borrower dated of even date herewith.

         "SUBSIDIARY" means, as applied to the Borrower, (i) any corporation of which 50% or more of the outstanding Stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors (or other governing body), regardless of the existence at the time of a right of the holders of any class or classes (however designated) of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which 50% or more of the outstanding partnership interests is, at the time, directly or indirectly owned by the Borrower or by one or more Subsidiaries of the Borrower, and (ii) any other entity which is directly or indirectly controlled or capable of being controlled by the Borrower or by one or more Subsidiaries of the Borrower.

         "TEMPORARY CASH INVESTMENTS" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Rating Group and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by any Credit Party or (v) any money market or mutual fund that invests only in the foregoing and the manager of which and the liquidity of which is reasonably satisfactory to the Required Lenders.

         "TRICARE" means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

         "VOTING STOCK" means any class or classes of Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         SECTION 1.02. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with GAAP.

         SECTION 1.03. OTHER DEFINITIONAL TERMS. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.

                                   ARTICLE II

                                  LOAN FACILITY

         SECTION 2.01. LOANS. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to advance to the Borrower, on the Closing Date a Loan in a principal amount equal to such Lender's Commitment, disbursed in a single advance. Notwithstanding anything in the Loan Documents to the contrary, neither any Lender nor the Agent shall have any liability for the failure of any other Lender to perform its obligations hereunder or under any Loan Document.

         SECTION 2.02. INTEREST RATE; DEFAULT RATE. Subject to SECTION 3.05, the Loans shall bear interest at a rate per annum equal to the Applicable Interest Rate; provided that upon and during the period that an Event of Default shall have occurred and be continuing, at the option of the Required Lenders, the rate of interest applicable to the Loans shall be increased by an additional 2% per annum above the otherwise Applicable Interest Rate (such increased rate, the "DEFAULT RATE"). Interest shall be calculated on the basis of a 360-day year and actual days elapsed. Each determination by the Agent, on behalf of the Lenders, of the interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay accrued interest monthly in arrears on the first Business Day of each calendar month, and on the Maturity Date, provided that interest accruing at the Default Rate shall be payable on demand. Interest on the Loans shall accrue from and including the date of the initial disbursement of the Loans to but excluding the date of any payment thereof (subject to SECTION 3.02).

         SECTION 2.03. MATURITY. All Obligations, including, without limitation, the entire unpaid principal balance of the Notes, all accrued but unpaid interest thereon, and all fees and other amounts due hereunder or under the Loan Documents, shall be due and payable in full on the Schedule Maturity Date, unless required to be paid earlier pursuant to another provision of the Loan Documents.

         SECTION 2.04. OPTIONAL PREPAYMENT. Any of the Loans may be prepaid in whole or in part without penalty or premium upon five days prior written notice thereof from Borrower to the Agent and the Lenders; provided, however, that the Borrower shall not by prepayment reduce the outstanding aggregate principal amount of the Loans to less than $1,000,000 unless all of the Obligations are paid in full; and provided, further; that if the Borrower prepays less than all of the outstanding balance of the Loans, the Borrower must prepay the Loans to each Lender on a pro rata basis. The Borrower shall not have the right to re-borrow amounts repaid. Once written notice of prepayment has been given by the Borrower, the amount specified to be prepaid in such notice shall be due and payable on the specified payment date.

         SECTION 2.05. MANDATORY PREPAYMENTS. (a) There shall become due and payable, and the Borrower shall prepay, an aggregate principal amount of Loans (or, if less, the remaining outstanding principal amount of the Loans), in the following amounts and at the following times:

         (i) on the date on which the Parent or any Credit Party receives any payment under any insurance policy that exceeds $250,000, the amount of such payment; and

         (ii) promptly upon receipt by the Parent or any Credit Party of the proceeds of any Asset Sale after the Closing Date, an amount equal to 100% of the Net Cash Proceeds of such Asset Sale, except:

                  (A) with respect to the Asset Sale of the Mountainside Medical Center Nursing Facility, the Credit Parties may apply up to $1,000,000 of the Net Cash Proceeds to refurbish Mountainside Medical Center or to construct the New Jasper Facility (and the Credit Parties shall apply any Net Cash Proceeds of such Asset Sale not used for such purpose to prepay the Loans as provided in this Section); and

                  (B) with respect to Asset Sales of Non-Essential Real Property, the Credit Parties may apply up to $1,250,000 of the aggregate Net Cash Proceeds thereof to refurbish healthcare facilities or to construct the New Jasper Facility (and the Credit Parties shall apply any Net Cash Proceeds of such Asset Sales not used for such purpose to prepay the Loans as provided in this Section).

         (b) The Credit Parties shall deposit the Net Cash Proceeds referred to in SECTION 2.05(II)(A) and 2.05(II)(B) into a bank account in the name of the Borrower, which account shall be pledged to the Lenders in accordance with Section 5(d) of the Security Agreement. Such account shall contain only such Net Cash Proceeds (and interest thereon).

         (c) Concurrently with any prepayment required by this Section which causes the outstanding aggregate principal amount of the Loans to be less than $1,000,000, the Borrower shall repay all of the Obligations in full.

         SECTION 2.06. USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans only to finance the Acquisition, to pay costs and expenses associated therewith, and for general corporate purposes.

                                  ARTICLE III

                              GENERAL CREDIT TERMS


         SECTION 3.01. FEES. In consideration of the Lenders' entering into this Agreement and making the Loans to the Borrower, the Borrower will pay to the Lenders the following fees:

                  (a) On the Closing Date, the Borrower shall pay a Closing Fee (i) to Fulcrum of $36,250, (ii) to Geneva of $7,500, and (iii) to Cimco of $6,250, which shall be fully earned upon the parties' execution and delivery of this Agreement and non-refundable.

                  (b) On the Closing Date and on the first day of each calendar month thereafter, the Borrower shall pay to each Lender in advance a non-refundable monitoring fee equal such Lender's Commitment Percentage of $2,500.

         SECTION 3.02. PAYMENTS. Except as may be otherwise specifically provided herein, all payments owing by the Borrower to the Agent or the Lenders under this Agreement or any of the other Loan Documents shall be made without defense, set-off or counterclaim not later than 2:00 p.m. (Eastern Time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds. Any payment received by the Agent or any Lender on a non-Business Day or after 2:00 p.m. (Eastern Time) on any Business Day shall be deemed received by such Person at the opening of its business on the next Business Day. Whenever any payment to be made hereunder or under any Note or any of the other Loan Documents shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

         SECTION 3.03. APPLICATION OF PAYMENTS. Any payments made by the Borrower shall be applied as follows, subject to the discretion of the Lenders: first, to Obligations other than principal and interest on the Loans; second, to interest then due and payable on the Notes; and third, to the principal due on the Notes, in each case pro rata in proportion to the Lenders' Commitments.

         SECTION 3.04. LOAN ACCOUNT. Each Lender shall maintain a note payable account (the "NOTE ACCOUNT") on its books to record all payments on their respective Notes made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Notes or any other Obligations. All entries in the Note Account shall be made in accordance with the Lenders' customary accounting practices as in effect from time to time. The balance in the Note Account, as recorded on a Lender's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to such Lender by the Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower's duty to pay the Obligations. The Lenders may render to the Borrower a monthly accounting of transactions with respect to the Notes setting forth the balance of the Note Accounts. Unless the Borrower notifies the Lenders in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

         SECTION 3.05. AGREEMENTS REGARDING INTEREST AND OTHER CHARGES. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder and under any of the other Loan Documents exceeds the highest rate of interest permissible under law (the "MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder and under the other Loan Documents shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder and under the other Loan Documents is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder and under other Loan Documents at the Maximum Lawful Rate until such time as the total interest received by the Lenders with respect to this Agreement and the other Loan Documents is equal to the total interest which would have been received had the interest rate payable hereunder and under the other Loan Documents been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder and under the other Loan Documents shall be paid at the rate of interest and in the manner otherwise provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof and of the other Loan Documents exceed the amount which the Lenders could lawfully have received had the interest due hereunder and under the other Loan Documents been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section, a court of competent jurisdiction shall finally determine that any

Lender has received interest hereunder and under the other Loan Documents in excess of the Maximum Lawful Rate, the Lenders shall, to the extent permitted by applicable law, promptly apply such excess to the principal balance of the Loans and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

         SECTION 3.06. RELEASE OF LIENS. If any Credit Party sells or otherwise disposes of any Collateral, which disposition is expressly permitted under this Agreement, the Agent's Liens therein (but not the Agent's liens in the proceeds of such sale or disposition) shall be automatically released, and the Agent shall promptly execute any Uniform Commercial Code financing statement terminations, mortgage releases and other such lien release documents as such Credit Party may request in order to give public notice of such terminations and releases (provided, however, that any and all such documents shall be prepared and recorded at the Borrower's expense).

         SECTION 3.07. FILING OF NON-GEORGIA MORTGAGES. Neither the Agent nor the Lenders shall record any of the Non-Georgia Mortgages in the public records of any jurisdiction unless an Event of Default has occurred and has not been waived.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         SECTION 4.01. CONDITIONS PRECEDENT. The Lenders shall have no obligation to make the Loans to the Borrower unless and until each of the following conditions precedent is satisfied (such satisfaction to be determined in the sole discretion of each Lender):

         (i) Loan Documents. This Agreement and the other Loan Documents shall have been duly executed and delivered by the Borrower and each of the other Credit Parties party thereto, including, without limitation, the following Loan Documents.

         (A)      $2,900,000 Note in favor of Fulcrum, in the form of EXHIBIT
         A-1;

         (B)      $600,000 Note in favor of Geneva in the form of EXHIBIT A-2;

         (C)      $500,000 Note in favor of Cimco in the form of EXHIBIT A-3;

         (D) Security Agreement, in the form of EXHIBIT B-1, together with the Schedules thereto;

         (E) Subsidiary Security Agreement, in the form of EXHIBIT B-2, together with the Schedules thereto;

         (F) Stock Pledge Agreement, in the form of EXHIBIT C-1, together with all required stock certificates and stock powers;

         (G) Subsidiary Stock Pledge Agreement, in the form of EXHIBIT C-2, together with all required stock certificates and stock powers;

         (H)      Subsidiary Guaranty Agreement, in the form of EXHIBIT D;

         (I)      Assignment of Acquisition Rights, in the form of EXHIBIT E;

         (J)      Closing Certificate of the Borrower, in the form of EXHIBIT
         F-1;

         (K) Closing Certificate of each other Credit Party, in the form of EXHIBIT F-2;

         (L) Perfection Certificate of each Credit Party, in the form of EXHIBIT G;

         (M) Deed to Secure Debt and Security Agreement on Dahlonega, Georgia, real property (Chestatee Regional Hospital), in the form of EXHIBIT H;

         (N) Deed to Secure Debt and Security Agreement on Jasper, Georgia, real property (Mountainside Medical Center and Nursing Center), in the form of EXHIBIT H;

         (O) Deed to Secure Debt and Security Agreement on Ellijay, Georgia, real property (North Georgia Medical Center), in the form of EXHIBIT H;

         (P) Deed of Trust, Security Agreement, Financing Statement and Fixture Filing on Houston, Mississippi, real property (Trace Regional Hospital), in the form of EXHIBIT I;

         (Q) Mortgage, Security Agreement, Assignment of Rents and Fixture Filing on Clanton, Alabama, real property (Chilton Medical Center), in the form of EXHIBIT J;

         (R) Environmental Indemnification Agreement, in the form of EXHIBIT K;

         (S) Agreements for Notification and Acknowledgement of Pledge of Accounts among each Credit Party, the Agent, and First Union National Bank; and

         (T) Opinion of Counsel to the Credit Parties, in the form of EXHIBIT L.

(ii) Lien, Judgment, and UCC Search Reports. The Lenders shall have received lien, judgment and UCC search reports satisfactory to each of the Lenders.

(iii) UCC-1 Filings. The Lenders shall have received Uniform Commercial Code Financing Statements showing each of the Credit Parties as debtor and the Agent as secured party as set forth on SCHEDULE I to the Security Agreement and

SCHEDULE I to the Subsidiary Security Agreement, executed by the Credit Parties specified therein.

(iv) UCC-3 Termination Statements. The Lenders shall have received UCC-3 termination statements for all filed Liens except Permitted Liens.

(v) Notice Regarding Collateral. The Borrower and the Seller shall have acknowledged their receipt of a notice from the Bridge Lenders regarding the Credit Parties' granting of liens on their assets to the Seller, pursuant to
Section 9.03 of the Seller Loan Agreement.

(vi) Approvals; Hart-Scott-Rodino Requirements. The Lenders shall have received satisfactory evidence that the Borrower and each other Credit Party has obtained all required consents and approvals of all Persons, including all requisite governmental authorities, to the execution, delivery, and performance of this Agreement and the other Loan Documents and the consummation of the Acquisition, and that the waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 and the rules thereunder has expired or been terminated by the appropriate governmental authority.

(vii) Consummation of Acquisition. The Lenders shall have received fully executed copies of the Acquisition Documents and the Seller Loan Documents, each of which shall be in form and substance satisfactory to each of the Lenders. The Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (but for funding of the Loans).

(viii) Reliance. The Agent and the Lenders shall have been authorized to rely on the opinions of counsel to the Seller with respect to the Acquisition, and such opinions shall be reasonably satisfactory in form and substance to each Lender.

(ix) Corporate Proceedings. All corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Loan Documents and the Acquisition Documents shall be reasonably satisfactory in form and substance to each Lender.

(x) Default. The Lenders shall have received such evidence as they shall require that no Default shall exist, before or after giving effect to the Loans and the Acquisition.

(xi) Representations and Warranties. All representations and warranties by the Borrower or the other Credit Parties contained herein, in the other Loan Documents, and in the Acquisition Documents shall be true and correct.

(xii) Material Adverse Effect. Since September 30, 2000 no event has occurred or condition exists which has had or could reasonably be expected to have a Material Adverse Effect.

(xiii) Proceedings. No action, proceeding. investigation, claim, audit, or inquiry shall have been instituted or be pending before any court or other governmental authority or, to the knowledge of the Borrower, threatened (i) which has had or reasonably could be expected to have a Material Adverse Effect or (ii) seeking to prohibit or restrict any Credit Party's ownership or operation of any material portion of its business or assets or to compel any Credit Party to dispose of or hold separate all or any material portion of its businesses or assets, which has had or reasonably could be expected to have a Material Adverse Effect.

(xiv) Use of Proceeds. The Loans to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve any Credit Party or any Lender in a violation of, any law, rule, injunction, regulation, or determination of any court of law or other governmental authority.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrower and each other Credit Party hereby jointly and severally represents and warrants to the Lenders as follows:

         SECTION 5.01. ORGANIZATION; SUBSIDIARIES; AUTHORIZATION; VALID AND BINDING OBLIGATIONS. Set forth on SCHEDULE 5.01 is a complete and accurate list of all Subsidiaries, direct and indirect, of the Borrower and the ownership thereof. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the state of Delaware. Each other Credit Party is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Credit Parties is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership of property or the nature of the business transacted by it makes such qualification necessary. Each of the Credit Parties has all requisite power and authority to execute and deliver the Loan Documents to which it is a party, to perform its obligations under such Loan Documents and to own its respective property and carry on its respective business. The Loan Documents to which each Credit Party is a party have been duly authorized by all requisite corporate action on the part of such Credit Party and duly executed and delivered by authorized officers of such Credit Party. Each of the Loan Documents to which each Credit Party is a party constitutes a valid obligation of such Credit Party, legally binding upon and enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         SECTION 5.02. FINANCIAL STATEMENTS. All of the financial statements for any or all of the Credit Parties provided to the Lenders fairly present the financial condition of such Credit Parties as at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP (subject to the absence of footnotes and, in the case of interim financial statements, to normal year-end adjustments). Since September 30, 2000, there has been no Material Adverse Effect.

         SECTION 5.03. INITIAL CAPITALIZATION. Set forth on Schedule 5.03 is a schedule of the capitalization of each of the Credit Parties as of the Closing Date both before and after giving effect to the transactions contemplated by the Acquisition Documents, specifying each class of interest held and the amount and holder thereof.

         SECTION 5.04. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against any of the Credit Parties, or any properties or rights of any of the Credit Parties, by or before any court, arbitrator or administrative or governmental body which has had or, if adversely determined, could reasonably be expected to result in any Material Adverse Effect.

         SECTION 5.05. TITLE TO PROPERTIES; REAL PROPERTY. Each of the Credit Parties has good and marketable title to all of its respective properties and assets, subject to no Lien of any kind except Liens granted under the Security Documents or Permitted Liens. Except for the ownership, leasehold or other interests set forth in SCHEDULE 5.05, the Credit Parties have, as of the Closing Date after giving effect to the Acquisition, no ownership, leasehold or other interest in real property. The Credit Parties do not own any real property except for real property which secures the Obligations pursuant to the Georgia Mortgages or the Non-Georgia Mortgages.

         SECTION 5.06. TAXES. Each of the Parent and the Credit Parties has filed all federal, state and other income tax returns which, to the knowledge of the Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are not due or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

         SECTION 5.07. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon any of the properties or assets of any Credit Party or the Parent pursuant to, the charter or by-laws of the Parent or any Credit Party, any award of any arbitrator or any agreement (including, without limitation, the Acquisition Documents and the Seller Loan Documents) or Requirement of Law to which the Parent or any Credit Party or any of its property is subject.

         SECTION 5.08. ERISA. Except as may have been expressly disclosed in writing by Borrower to the Lenders, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Credit Party's Plans (other than a Multiemployer Plan), no liability to the PBGC has been or is expected to be incurred by any Credit Party with respect to any Plan (other than a Multiemployer Plan) which has or could reasonably be expected to have a Material Adverse Effect, and none of the Credit Parties has incurred any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which has or could reasonably be expected to have a Material Adverse Effect. The execution and delivery of the Loan Documents will not involve any transaction which is subject to any prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

         SECTION 5.09. GOVERNMENTAL CONSENT. Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of the Lenders' Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Parent or any Credit Party of the Loan Documents, Acquisition Documents, or Seller Loan Documents executed by such Person, or the consummation of any of the transactions contemplated by the Loan Documents, the Acquisition Documents, or the Seller Loan Documents.

         SECTION 5.10. COMPLIANCE WITH LAWS AND REGULATIONS. Both before and after giving effect to the Acquisition, each of the Parent and each of the Credit Parties complies with all Requirements of Law to which any of them is subject, including without limitation, Environmental Laws and laws and regulations relating to equal employment opportunity and employee safety.

         SECTION 5.11. POSSESSION OF LICENSES, LEASES, FRANCHISES, ETC. Both before and after giving effect to the Acquisition, each Credit Party possesses any and all licenses, leases, franchises, certificates, permits and other authorizations from any governmental or regulatory authorities or from any other Person that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets and none of the Credit Parties is in violation of any thereof in any material respect.

         SECTION 5.12. ENVIRONMENTAL COMPLIANCE. Both before and after giving effect to the Acquisition, each of the Credit Parties has obtained all material permits, licenses and other authorizations which are required under Environmental Laws, and each of the Credit Parties is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws.

         SECTION 5.13. SOLVENCY. Both before and after giving effect to the consummation of the Acquisition and the making of the Loans hereunder, and the payment of all transaction costs relating to the foregoing, each Credit Party is Solvent.

         SECTION 5.14. ACQUISITION DOCUMENTS AND SELLER LOAN DOCUMENTS. The closing of the Acquisition contemplated to occur on the Closing Date will occur simultaneously with the making of the Loans hereunder, and no party has waived, without the consent of the Required Lenders, any material condition precedent to their obligations to close as set forth in the Acquisition Documents and the Seller Loan Documents. True and complete copies of all of the Acquisition Documents and the Seller Loan Documents have been delivered to the Agent.

         SECTION 5.15. DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Parent, the Borrower or any other Credit Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading. There is no fact specific to the Parent, the Borrower or any of the other Credit Parties or any of their assets which could reasonably be expected to have a Material

Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Lenders by or on behalf of the Credit Parties prior to the date hereof in connection with the transactions contemplated hereby.

         SECTION 5.16. INSURANCE. Each of the Credit Parties has in full effect the insurance described on SCHEDULE 5.16.

         SECTION 5.17. PRIVATE OFFERING. Neither the Parent, any Credit Party nor any Person acting on such Person's behalf has offered the Notes, or solicited any offer to buy the Notes from, or otherwise approached or negotiated in respect thereof with, any Person other than the Lenders and no more than five other institutional investors. Neither the Borrower nor any Person acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of the Securities Act of 1933, as amended, or to the provisions of any securities laws of any applicable jurisdiction.

         SECTION 5.18. INCORPORATION. As of the Closing Date, each of the representations and warranties made in the Acquisition Documents and the Seller Loan Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference as though set forth in their entirety, as qualified therein.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         For so long as any Commitment or Obligation is outstanding, each of the Credit Parties, jointly and severally, covenants as follows:

         SECTION 6.01. REPORTING REQUIREMENTS. The Borrower shall deliver to each Lender:

         (a) Quarterly Statements. As soon as available, but in any event within 60 days after the end of each fiscal quarter of the Borrower, duplicate copies of:

         (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarter, and

         (ii) consolidated and consolidating statements of income and stockholders' equity of the Borrower and its Subsidiaries for such quarter and, in addition, statements of cash flow, in each case, for the portion of the fiscal year ending with such quarter, in each case prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments, and accompanied by a certificate of the Chief Financial Officer of the Borrower to the foregoing effect.

         (b) Annual Statements. As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, duplicate copies of:

         (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such year, and

         (ii) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such year,

in each case prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by:

                  (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion (i) shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with generally accepted auditing standards in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances, and
                  (ii) shall not contain any qualification or material exception,

                  (B) a certificate of the Chief Financial Officer of the Borrower stating that he has reviewed this Agreement and that he is not aware of any Default or, if he is aware of any such Default, specifying the nature thereof, and

                  (C) a certificate of the Chief Financial Officer of the Borrower and the Parent stating that such financial statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows.

         (c) Certificate of Chief Financial Officer. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this SECTION 6.01, a certificate of the Chief Executive Officer or Chief Legal Officer and the Chief Financial Officer or Chief Accounting Officer of the Borrower stating that (i) to the best of such officer's actual knowledge, each of the Credit Parties has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (ii) neither officer has obtained knowledge of any Default except as specified in such certificate.

         (d) Other Information. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Parent or any Credit Party to its securityholders or made available generally by the Parent or any Credit Party and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Parent or any Credit Party with any securities exchange or with the Securities and Exchange Commission or any other governmental authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as any Lender may from time to time reasonably request.

         (e) Notice of Default or Event of Default or Litigation. Promptly, but in any event within three Business Days, after any senior officer of the Parent or any Credit Party becomes aware of the existence of any Default, or of any litigation involving the Parent or any other Credit Party in an amount of more than $500,000 in excess of applicable insurance coverage, a written notice thereof to the Agent and the Lenders specifying the nature and existence thereof and what action the Parent or such Credit Party is taking or proposes to take with respect thereto.

         (f) Additional Information to Holders of Other Indebtedness. Simultaneously with the furnishing of such information to any other holder of Indebtedness of the Parent or any Credit Party, (i) copies of all other financial statements, reports or projections with respect to the Parent or any Credit Party which are broader in scope or on a more frequent basis than the such Person is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments that reveal circumstances, events or other matters that could reasonably be expected to have a Material Adverse Effect.

         (g) Notices Related Acquisition Documents or Seller Loan Documents. Simultaneously with the furnishing of any notice or other written communication related to the Acquisition Documents or Seller Loan Documents by any Credit Party to the Seller or any affiliate or agent thereof or any holder of any portion of the Seller Debt, and promptly (but in any event within three Business Days) after receipt by any Credit Party of any notice or other communication related to the Acquisition Documents or Seller Loan Documents from any other Person, copies of such communication.

         SECTION 6.02. INSPECTION OF PROPERTY. Each of the Parent and the Credit Parties will permit any Person designated by the Agent or any Lender in writing to visit and inspect any of the properties of the Parent or any Credit Party (at Borrower's expense), to examine the corporate books and records of the Parent or any Credit Party and such other documents as the Agent or such Lender may reasonably request and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the officers of the Parent or any Credit Party and with the Parent or any Credit Party's independent certified public accountants, all at such reasonable times and as often as the Agent or such Lender may reasonably request.

         SECTION 6.03. BOOKS AND RECORDS. Each of the Borrower and the other Credit Parties shall keep its books, records and accounts in accordance with sound business practices in such a way so that financial statements can be prepared in accordance with GAAP and practices applied on a basis consistent with preceding years.

         SECTION 6.04. MAINTENANCE OF INSURANCE. Each of the Borrower and the other Credit Parties shall maintain the insurance set forth in SCHEDULE 5.16, and shall at all times keep in full force and effect such insurance as is reasonable and customary for the business of the Borrower and the other Credit Parties.

         SECTION 6.05. MAINTENANCE OF CORPORATE EXISTENCE. Each of the Borrower and the other Credit Parties will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate existence of such Credit Party.

         SECTION 6.06. ACCREDITATION AND LICENSING. The Borrower and each other Credit Party shall maintain all licenses required to operate such Person's business under applicable law, maintain such Person's qualification for participation in, and payment under, Medicare, Medicaid, TRICARE and any other federal, state or local governmental program or private program providing for payment or reimbursement for services rendered by such Person, except to the extent that the loss or relinquishment of such qualification could not reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly furnish or cause to be furnished to the Lenders copies of all reports and correspondence it or any other Credit Party sends or receives relating to any loss or revocation (or threatened loss or revocation) of any qualification described in this Section.

         SECTION 6.07. MAINTENANCE OF PROPERTIES, LICENSES, ETC. Each of the Borrower and the other Credit Parties will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of such Credit Party, and at all times maintain, preserve and protect all licenses, leases, permits, franchises and other rights of such Credit Party, and preserve all the remainder of its property useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time, make, or cause to be made, all proper repairs, replacements, improvements thereto, except where the failure to comply with this Section could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.08. PAYMENT OF TAXES AND CLAIMS. Each of the Parent and the Credit Parties will pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become past due as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof, provided that neither the Parent nor any Credit Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be timely contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested; and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any property of any Credit Party shall be seized or sold in satisfaction thereof.

         SECTION 6.09. TYPE OF BUSINESS. Each of the Borrower and the other Credit Parties will remain substantially in the same businesses in which the Borrower or such other Credit Party is engaged as of the date of this Agreement or in such other types of business which are reasonably related or incidental thereto.

         SECTION 6.10. COMPLIANCE WITH LAWS, CONTRACTS, ETC. Each of the Borrower and the other Credit Parties shall comply in all respects, with all Requirements of Law and Contractual Obligations applicable to or binding on it, except where the failure to so comply has not had or could not be reasonably expected to have a Material Adverse Effect.

         SECTION 6.11. FURTHER ASSURANCES. Each Credit Party will at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances (x) as may from time to time be necessary or as the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders to the Collateral (including Collateral acquired after the date hereof), including first priority Liens thereon, subject only to Permitted Liens and (y) as the Required Lenders may from time to time reasonably request, to establish, preserve, protect and perfect first priority Liens in favor of the Lenders on any and all assets of the Credit Parties and the proceeds thereof, now owned or hereafter acquired, that are not Collateral on the date hereof. The Borrower shall promptly give notice to the Lenders of the acquisition after the Closing Date by any Credit Party of any real property (including leaseholds in respect of real property).

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         For so long as any Commitment or Obligation is outstanding, the Borrower shall comply (and shall cause each of the other Credit Parties to comply) with the following covenants:

         SECTION 7.01. INDEBTEDNESS. No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

         (i)      the Loans and the other Obligations;

         (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

         (iii) the Seller Debt in an aggregate amount of not more than $19,500,000 (plus the amount of interest thereon paid by the issuance of additional promissory notes as provided in the Seller) outstanding at any one time, for so long as the Seller Debt is subordinated to the Obligations on the terms and conditions set forth in the Seller Loan Agreement;

         (iv) Indebtedness incurred to finance construction of the New Jasper Facility, provided that such Indebtedness is subordinated to the Obligations on terms and conditions acceptable to the Required Lenders;

         (v) purchase money Indebtedness with respect to fixed assets acquired by any Credit Party in the ordinary course of business in an aggregate amount not to exceed $1,250,000 at any time, provided that such Indebtedness is incurred within

         20 days following such purchase and does not exceed 100% of the purchase price of the subject assets;

         (vi) Indebtedness with respect to surety bonds obtained by any Credit Party in the ordinary course of business, including to secure their obligations with respect to applicable worker's compensation laws and any self insurance;

         (vii) Indebtedness of any Credit Party incurred to finance insurance premiums, in an aggregate amount not to exceed $1,000,000 outstanding at any time; and

         (viii) the Indebtedness in existence on the Closing Date and which is described on SCHEDULE 7.01.

         SECTION 7.02. LIENS. No Credit Party will create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except Permitted Liens.

         SECTION 7.03. RESTRICTED PAYMENTS. No Credit Party will make any Restricted Payment, except (i) regularly scheduled payments of interest on the Seller Debt when due and payable which are made in kind in the form of Additional Balloon Notes, as defined in and as provided in the Seller Loan Agreement (as in effect on the date hereof), and (ii) payment of a reasonable portion of allocated costs and expenses of the Parent, not to exceed $35,000 in the aggregate in any calendar month, provided that no such payment shall be made if a Default has occurred and is continuing, plus the amount equal to the cost of insurance arranged by the Parent allocable to the Credit Parties under reasonable cost accounting principles.

         SECTION 7.04. MERGER, CONSOLIDATION, SALES OF ASSETS. No Credit Party will merge, consolidate or exchange shares with any other corporation, or engage in any Asset Sale, except that (i) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower or into the Borrower, (ii) the Credit Parties may sell the Mountainside Medical Center Nursing Facility (subject to compliance with SECTION 2.05), and (iii) the Credit Parties may sell Non-Essential Real Property (subject to compliance with SECTION 2.05).

         SECTION 7.05. PURCHASE OF ASSETS AND INVESTMENTS; NEW SUBSIDIARIES; JOINT VENTURES.

         (a) No Credit Party will acquire any assets other than in the ordinary course of business, or make, acquire or own any Investment in any Person other than (i) Temporary Cash Investments, (ii) Investments in Subsidiaries, (iii) loans and advances to employees and officers of the Borrower and its Subsidiaries in the ordinary course of business not to exceed $50,000 in the aggregate at any one time outstanding; (iv) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (v) acquisitions of assets necessary to refurbish or renovate hospitals and related healthcare facilities of the Credit Parties.

         (b) Notwithstanding any other provision of this Agreement or any other Loan Document, no Credit Party will (i) acquire or create any Subsidiary without the consent of the Required Lenders and arrangements satisfactory to the Required Lenders for (x) a pledge of the Stock of such Subsidiary to the Lenders, (y) a guaranty by such Subsidiary of the Obligations of the Borrower hereunder and (z) a grant of a Lien on all of the assets of such Subsidiary to the Lenders to secure such guaranty.

         (c) No Credit Party will engage in any joint venture, partnership or similar engagement with any other Person.

         SECTION 7.06. TRANSACTIONS WITH AFFILIATES. No Credit Party will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party, on terms that are less favorable to such Credit Party, than those which might be obtained at the time from a Person who is not an Affiliate of the Borrower, except for payment of a reasonable portion of allocated costs and expenses of the Parent, not to exceed $35,000 in the aggregate in any calendar month.

         SECTION 7.07. ERISA MATTERS. Neither the Borrower nor any of the other Credit Parties shall incur or suffer to exist any material accumulated funding deficiency within the meaning of ERISA or incur any material liability to the PBGC established under ERISA (or any successor thereto under ERISA) or otherwise take or fail to take any action with respect to any Plan where such action or failure has had or could reasonably be expected to result in a Material Adverse Effect.

         SECTION 7.08. FISCAL YEAR CHANGE. Neither the Parent nor any Credit Party shall change its fiscal year, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, provided that the Parent and the Credit Parties may change their fiscal year to June 30 after giving written notice thereof to the Lenders.

         SECTION 7.09. USE OF PROCEEDS. The Borrower shall not use the proceeds of any of the Loans for any purpose other than as and to the extent permitted by the applicable provisions of ARTICLE II hereof.

         SECTION 7.10. AMENDMENTS OR WAIVERS. Without the prior written consent of the Required Lenders, no Credit Party will agree to (i) any amendment to or waiver of or in respect of its certificate of incorporation or Bylaws, (ii) any material amendment to or waiver of any Acquisition Document other than the Seller Loan Documents, or (iii) any amendment to or waiver of any provision of any Seller Loan Document (whether or not material).

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.01. EVENTS OF DEFAULT. Each of the following events shall constitute an Event of Default under this Agreement (regardless of the reasons therefor):

         (i) failure by any Credit Party to pay any of the Obligations (whether principal, interest, fees or other amounts) when and as the same become due and payable (whether at maturity, prepayment, on demand, or otherwise);

         (ii) any Credit Party shall (1) apply for or consent to the appointment of or the taking of possession by a receiver, custodian, trustee or liquidator of such Credit Party or of all or a substantial part of the property of such Credit Party, (2) admit in writing the inability of such Credit Party, or be generally unable, to pay the debts of such Credit Party as such debts become due, (3) make a general assignment for the benefit of the creditors of such Credit Party, (4) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against such Credit Party in an involuntary case under the Bankruptcy Code, or (7) take any action for the purpose of effecting any of the foregoing;

         (iii) a proceeding or case shall be commenced, without the application of any Credit Party, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts of such Credit Party, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of such Credit Party or of all or any substantial part of the assets of such Credit Party, or (3) similar relief in respect of such Credit Party under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition and adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue in effect, for a period of 60 days from commencement of such proceeding or case or the date of such order, judgment or decree, or any order for relief against such Credit Party shall be entered in an involuntary case or proceeding under the Bankruptcy Code;

         (iv) any representation or warranty made by or on behalf of any Credit Party in connection with any of the other Loan Documents shall be false or misleading in any material respect when made (or deemed made);

         (v) any default shall occur in the performance or observance of any term, condition or provision contained in ARTICLE VI or ARTICLE VII of this Agreement, except as expressly provided in SECTION 8.01(VI);

         (vi) any default shall occur in the performance or observance of any term, condition or provision contained SECTIONS 6.03, 6.07, or 6.08, the last sentence of SECTION 6.11, or SECTION 7.08 (but not any other Section in ARTICLE VI or ARTICLE VII) in this Agreement or any of the other Loan Documents and not referred to in clauses (i) through (v) above, which default shall continue for 10 days after the earlier of the date that an officer of the Borrower acquires knowledge thereof or the Agent, at the direction of the Required Lenders, gives the Borrower written notice thereof;

         (vii) any material provision of this Agreement or any other Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on the Borrower or any other Credit Party which executed it, or the validity, enforceability, or priority thereof or of any security interest granted thereunder shall be contested (except to the extent that assignment of receivables arising under Medicare, Medicaid, or TRICARE is prohibited by law and may impact the Lenders' rights under the Loan Documents), or the Borrower or any other Credit Party shall terminate or repudiate (or attempt to terminate or repudiate) any Loan Document executed by it;

         (viii) any uncured event of default by the Parent or any Credit Party shall occur under any Acquisition Document or any Seller Loan Document;

         (ix) the Parent or any Credit Party shall fail to make any payment in respect of any Indebtedness (other than the Obligations) the aggregate outstanding principal amount of which Indebtedness, either singly or when aggregated with all other Indebtedness with respect to which the Parent and/or the Credit Parties have failed to make a payment, equals or exceeds $250,000 (a "MATERIAL DEBT");

         (x) any event or condition shall occur which (i) results in the acceleration of the maturity of any Material Debt (other than the Obligations) of the Parent or any Credit Party, or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

         (xi) a judgment or order for the payment of money in excess of $250,000 or otherwise having a Material Adverse Effect shall be rendered against any Credit Party and such judgment or order shall not be released, vacated, stayed or fully bonded-off within 60 days after the date of its issue or entry;

         (xii) the occurrence of any event or condition which has a Material Adverse Effect;

         (xiii)   any Change of Control shall occur; or

         (xiv) a Reportable Event shall occur which the Lenders determine in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be so terminated or any such trustee shall be so requested or appointed, or if the Borrower or any of the other Credit Parties is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Credit Party's complete or partial withdrawal from such Plan.

         SECTION 8.02. REMEDIES. Upon the occurrence of an Event of Default, the Required Lenders may, in their discretion, exercise one or more of the following remedies:

         (i) immediately file or cause to be filed the Non-Georgia Mortgages and the Credit Parties shall take any action with respect thereto as the Agent, at the direction of the Lenders, shall request;

         (ii) by written notice to the Borrower, terminate the Lenders' remaining Commitment (if any) hereunder to make any further Loans to the Borrower, whereupon any such Commitment shall terminate immediately; and

         (iii) by written notice to the Borrower, declare any or all Obligations, to be, and whereupon the same shall become, immediately due and payable, and the same shall thereupon become due and payable without further demand, presentment, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

         (iv) exercise all or any of the rights and remedies as they may otherwise have under any of the other Loan Documents or any applicable law;

provided, however, that upon the occurrence of an Event of Default specified in
SECTION 8.01(II) or SECTION 8.01(III) above, the result that would occur upon the giving of notice pursuant to SECTION 8.02(II) and (III) shall occur automatically without the giving of any such notice.

                                   ARTICLE IX

                                    THE AGENT

         SECTION 9.01. APPOINTMENT AND AUTHORIZATION. Each Lender irrevocably appoints and authorizes the Agent to enter into each of the Security Documents on its behalf and to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

         SECTION 9.02. AGENT AND AFFILIATES. Fulcrum shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent, and Fulcrum and its affiliates may lend money to and generally engage in any kind of business with any Credit Party or Affiliate of the Credit Parties as if it were not an Agent hereunder.

         SECTION 9.03. ACTION BY AGENT. The Agent shall not be deemed to have any duties of a fiduciary to any party hereunder or under any of the Loan Documents. The obligations of the Agent hereunder are only those expressly set forth herein and under the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in ARTICLE VIII.

         SECTION 9.04. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 9.05. LIABILITY OF AGENT. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence, bad faith, or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements of any Credit Party, (iii) the satisfaction of any condition specified in ARTICLE IV, except receipt of items required to be delivered to the Agent, or (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         SECTION 9.06. INDEMNIFICATION. Each Lender shall, ratably in accordance with its Commitment Percentage (whether or not the Commitments have been terminated), indemnify the Agent (to the extent not reimbursed by the Credit Parties) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence, bad faith, or willful misconduct) that the Agent may suffer or incur in connection with any Loan Document, any transaction contemplated therein, or any action taken or omitted by the Agent hereunder or thereunder.

         SECTION 9.07. CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

         SECTION 9.08. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. The retiring Agent shall not thereby be relieved of any liability incurred by it during such Person's tenure as Agent.

                                   ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01. NOTICES. All notices, requests and other communications hereunder or under any of the other Loan Documents must be given in writing to the recipient at its address set forth on SCHEDULE 10.01. Each such notice, request or communication shall be effective (i) if given by facsimile, when transmitted to the given facsimile number, (ii) if given by mail, three

Business Days after such communication is deposited in the United States mail with first class postage prepaid, return receipt requested, addressed as aforesaid, (iii) if sent for overnight delivery by Federal Express or other reputable national overnight delivery service, one Business Day after being given to such service for overnight delivery, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address of the party to whom such notice is being delivered.

         SECTION 10.02. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Lender in exercising any right or remedy hereunder and no course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or Lenders would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Loan Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Lender to any other or further action in any circumstances without notice or demand.

         SECTION 10.03. PAYMENT OF EXPENSES; INDEMNITY. (a) The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent and each Lender incurred in connection with its negotiation, structuring, documenting, closing, administration or modification of, or in connection with the preservation of Lender's rights under, enforcement of, or any refinancing, renegotiation, restructuring or termination of, this Agreement or any other Loan Document or any instruments referred to therein or any amendment, waiver or consent relating thereto, including, without limitation, the reasonable fees and disbursements of counsel for the Agent and each Lender (provided that counsel fees, as opposed to disbursements, shall be limited to $25,000 for work performed through the Closing Date), and (ii) pay and hold the Agent and each Lender harmless from and against any and all present and future stamp, documentary, property, ad valorem or other similar non-income taxes with respect to this Agreement, any Note or any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

         (b) In addition to the other amounts payable by the Borrower under this Agreement (including, without limitation, subsection (a) above), (1) the Borrower and each other Credit Party hereby jointly and severally agrees to pay and indemnify the Agent and each Lender and their respective affiliates, officers, directors, employees, attorneys, and agents (each an "INDEMNIFIED PERSON") from and against all claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' fees and expenses) which the Agent or such Lender may incur or be subjected to as a consequence, directly or indirectly, of (i) any actual or proposed use of any proceeds of the Loans or any Credit Party's entering into or performing under any Loan Document, (ii) any breach by any Credit Party of any representation, warranty, covenant or condition in, or the occurrence of any other default under, this Agreement or any of the other Loan Documents, including without limitation all reasonable attorney's fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, (iii) allegations of participation or interference by the Agent or any

Lender in the management, contractual relations or other affairs of any Credit Party, (iv) the Agent or any Lender holding any Lien on or administering any of the Collateral, (v) allegations that the Agent or any Lender has joint liability with any Credit Party to any third party for any reason, or (vi) any suit, investigation or proceeding as to which the Agent or any Lender is involved as a consequence, directly or indirectly, of its execution of this Agreement or any of the other Loan Documents, the making of any Loan, the holding of any Lien on any of the Collateral or any other event or transaction contemplated by this Agreement or any of the Loan Documents, and (2) reimburse each Indemnified Person, upon their demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened (whether or not any such Person is a party to any action or proceeding out of which any such expenses arise), except, in the case of any Indemnified Person under clause (1) or (2), to the extent any such loss, claim, damage or liability is determined by a final judgment of a court of competent jurisdiction to be the result of the gross negligence or willful misconduct of any Indemnified Person.

         SECTION 10.04. SUCCESSORS AND ASSIGNS; SALE OF INTEREST. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Lender. Each Lender may sell, assign or grant participations in all or any part of Lender's Loans and its rights, titles or interests hereunder and under the other Loan Documents without the prior written consent of the Borrower.

         SECTION 10.05. AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Loan Document may be amended or waived only if such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease any Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or fees hereunder, (iii) postpone the date fixed for any payment of principal of any Loan or of interest on any Loan or any fees hereunder, or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

         SECTION 10.06. ACTIONS BY REQUIRED LENDERS. If a single Lender constitutes the "Required Lenders" hereunder (by virtue of holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans or, if no Loans are outstanding, having at least 51% of the aggregate amount of the Commitments), then such Lender, prior to taking any action hereunder or under any of the other Loan Documents (including, without limitation, granting any consent or waiver, or agreeing to any amendment thereof) which requires the approval of the Required Lenders, shall use commercially reasonable efforts to consult with all other Lenders prior to taking such action.

         SECTION 10.07. TIME OF ESSENCE. Time is of the essence of this Agreement and each of the other Loan Documents.

         SECTION 10.08. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without regard to principles of conflicts of laws thereof.

         SECTION 10.09. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         SECTION 10.10. SURVIVAL. All representations and warranties made herein, and in the certificates, reports, notices, and other documents delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the other Loan Documents, and such other agreements and documents, the making of the Loans hereunder and the execution and delivery of the Notes.

         SECTION 10.11. SEVERABILITY. In case any provision in or Obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         SECTION 10.12. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

         SECTION 10.13. HEADINGS DESCRIPTIVE. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         SECTION 10.14. TERMINATION OF AGREEMENT. At such time as (i) the Lenders are no longer obligated under this Agreement (whether by the terms hereof or as a result of a release of such obligations by the Borrower) to make any further Loans, and (ii) all Obligations have been paid and satisfied in full, this Agreement shall terminate; provided, however, that any and all indemnity obligations of any Credit Party to the Lenders or any other Indemnified Person arising hereunder or under any of the other Loan Documents shall survive the termination of this Agreement.

         SECTION 10.15. ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire agreement among the Credit Parties, the Agent, and the Lenders with respect to the Loans, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.

         SECTION 10.16. DEMAND OBLIGATIONS. Nothing in this Agreement shall affect, modify or impair the demand nature of any of the Obligations which are expressly made payable on demand by this Agreement, any Note or by any separate instrument evidencing the same and the occurrence of a Default shall not be a prerequisite for the Agent or the applicable Lender's exercising its right to demand payment of such Obligations.

         SECTION 10.17. DESIGNATION AS SENIOR INDEBTEDNESS. This Agreement, all other Loan Documents, the Loans, and all other Obligations hereunder are hereby identified as "Senior Indebtedness" and are hereby designated as "Designated Senior Indebtedness", as each such term is defined in the Seller Loan Agreement, by the Lenders and each Credit Party.

         SECTION 10.18. JURY TRIAL WAIVER; CONSENT TO FORUM. (a) THE BORROWER, EACH OTHER CREDIT PARTY, THE AGENT, AND EACH OF THE LENDERS IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.

         (b) THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA AND OF ANY GEORGIA COURT SITTING IN THE CITY OF ATLANTA, GEORGIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal, all as of the date first stated above.


                                    BORROWER:


                                    SUNLINK HEALTHCARE CORP.
(CORPORATE SEAL)

                                    By:    /s/ ROBERT M. THORNTON, JR.
                                       --------------------------------
                                    Robert M. Thornton, Jr.
                                    Chief Executive Officer


                                    AGENT:


                                    FULCRUM ADVISORY, LLC
(CORPORATE SEAL)

                                    By:      /s/ JEFFREY S. MUIR
                                       --------------------------------
                                    Jeffrey S. Muir
                                    Partner

                                    LENDERS:


                                    FULCRUM ADVISORY, LLC
(CORPORATE SEAL)

                                    By:      /s/ JEFFREY S. MUIR
                                       --------------------------------
                                    Jeffrey S. Muir
                                    Partner


                                    GENEVA ASSOCIATES MERCHANT
                                       BANKING PARTNERS I, L.L.C.
(CORPORATE SEAL)

                                    By:      /s/  THOMAS L. MINICK
                                       --------------------------------
                                    Thomas L. Minick
                                    Managing Partner


                                    CRUMPLER INVESTMENT MANAGEMENT
                                       CO., L.L.C.
(CORPORATE SEAL)

                                    By:      /s/ DENNIS CRUMPLER
                                       --------------------------------
                                    Dennis Crumpler
                                    Managing Partner

                                 SCHEDULE 10.01

                               ADDRESS FOR NOTICES

If to Borrower:
--------------

SunLink Healthcare Corp.
900 Circle 75 Parkway
Suite 1300
Atlanta, Georgia  30339
Attention:  Mr. Robert M. Thornton, Jr., Chairman and CEO
Telecopy: 770-933-7010


If to Fulcrum:
-------------

Fulcrum Advisory, LLC
1286 West Paces Ferry Road
Suite 459
Atlanta, GA 30327
Attention: Jeffrey Muir
Telecopy: 404-237-4255

If to Geneva:
------------

Geneva Associates Merchant Banking Partners I, L.L.C.
75 Fourteenth Street NE
Suite 2360
Atlanta, GA 30309-3675
Attention: Thomas Minick
Telecopy: 404-879-0893

If to Cimco:
-----------

Crumpler Investment Management Co., L.L.C.
50 Olde Vermont Place
Atlanta, GA 30328
Attention: Dennis Crumpler
Telecopy: 770-955-1690


                                      -38-